UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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CHOICE HOTELS INTERNATIONAL INC

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CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED APRIL 22, 2026

This proxy statement supplement (this “Supplement”) dated May 20, 2026, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Choice Hotels International, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2026, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for the Company’s Annual Meeting of Stockholders to be held on May 21, 2026 (the “Annual Meeting”). The purpose of this Supplement is to provide information relating to recently announced changes to the Company’s leadership team. This Supplement should be read together with the Proxy Statement.

Chief Executive Officer Transition

As previously disclosed in the press release dated May 20, 2026, and the Current Report on Form 8-K filed by the Company with the SEC on May 20, 2026, the Company announced a leadership transition under which Patrick S. Pacious will step down as the Company’s President & Chief Executive Officer (“CEO”), effective May 20, 2026. Mr. Pacious will serve as an advisor to the Company through August 31, 2026 (the “Transition Period”) to support the leadership transition. The Board has established a search committee to conduct a search for a permanent CEO of the Company.

Mr. Pacious remains a nominee for election at our Annual Meeting to serve until the Company’s next annual meeting of stockholders or until his earlier resignation or a successor is elected and qualified as described under “Proposal No. 1-Election of Directors” beginning on page 14 of the Proxy Statement.

On May 20, 2026, the Board appointed Dominic E. Dragisich, the Company’s Chief Growth & Strategy Officer, as the Company’s Interim CEO, effective May 20, 2026. In connection with his appointment, Mr. Dragisich will receive a cash bonus of $500,000 to be paid on December 31, 2026, subject to his continued employment through such date, and a time-vesting restricted stock unit award valued at $500,000 that will vest in full on the one-year anniversary of the award’s grant date.

Mr. Dragisich, age 44, has served as Chief Growth & Strategy Officer since March 24, 2026. Previously, Mr. Dragisich served as Executive Vice President, Operations and Chief Global Brand Officer from September 2023 to March 2026 and Chief Financial Officer from March 2017 to September 2023. Prior to joining the Company, he was employed by XO Communications as Chief Financial Officer from July 2015 to February 2017 and Vice President, Financial Planning and Analysis and Strategic Finance from September 2014 to July 2015. Before that, he held several management positions at Marriott International, NII Holdings, Inc., and Deloitte from 2004 to 2014.

In connection with the leadership transition, the Company and Mr. Pacious entered into a transition and separation agreement (the “Separation Agreement”) on May 20, 2026. Pursuant to the Separation Agreement, during the Transition Period, Mr. Pacious will continue to receive his base salary, along with continuation of all employee benefits and perquisites (other than use of corporate aircraft for personal travel) that he was eligible to receive prior to his transition, and Mr. Pacious will continue to vest in his short-term incentive plan cash bonus in accordance with the written terms of the Company’s short-term incentive plan. During the Transition Period, Mr. Pacious will also be entitled to continue to vest in accordance with the written terms of previously granted and unvested equity awards under the Company’s equity incentive plans.

Pursuant to the Separation Agreement, and subject to his satisfaction of its terms following the Separation Date (as defined below), Mr. Pacious will be entitled to the following payments and benefits, which are substantially the same as the payments and benefits payable under his previously agreed to and disclosed Severance Benefit Agreement, as amended, effective May 24, 2022:

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cash severance equal to 200% of the sum of Mr. Pacious’s base salary and target annual bonus, plus a pro rata bonus for the 2026 fiscal year (based on the actual attainment level for the Company’s objectives and a 100% achievement of the individual objectives);

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continued vesting in all unvested equity awards granted after May 5, 2011, for a two-year period commencing on August 31, 2026, or such earlier date that Mr. Pacious’s employment with the Company actually terminates (the “Separation Date”), other than Mr. Pacious’s 2022 time-based and performance-based restricted stock unit awards, which will vest pro rata based on his period of employment through the Separation Date;

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eligibility to receive monthly cash payments equal to the cost of premiums for coverage comparable to the Company’s health and welfare insurance coverage (less the premium amount paid by active employees of the Company) from the Separation Date until September 30, 2032, to the extent that Mr. Pacious is not eligible for coverage under another employer’s plans;

•	continued “Stay at Choice” benefits for the remainder of 2026 of up to $40,000, and thereafter through 2037, an annual benefit of $25,000, in all cases without any tax gross-up; and

•	reimbursement of up to $50,000 in fees for legal counsel and public relations advisors in connection with the Separation Agreement and related announcements.

Each of the Company and Mr. Pacious is providing a release of claims and Mr. Pacious has agreed to comply with obligations to which Mr. Pacious is subject that are intended to survive the termination of his employment with the Company, including, without limitation, confidentiality, non-competition, non-solicitation, non-disparagement, and other customary terms and conditions.

The foregoing summary description of the terms of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which has been filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on May 20, 2026.

Voting Matters

This Supplement does not change the proposals to be acted upon at the Annual Meeting or the recommendations of the Board in relation thereto, which are described in the Proxy Statement. As a stockholder, your vote is very important, and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by mail, online, or by telephone, you do not need to take any action unless you wish to change your vote. Proxy cards or voting instruction forms already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked.

The Company’s Notice of Annual Meeting, the Proxy Statement, and the Company’s Annual Report on Form 10-K are available at www.envisionreports.com/chh.